Exhibit 4.2

FIFTH SUPPLEMENTAL INDENTURE

between

CAPITAL ONE FINANCIAL CORPORATION

as Issuer

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

DATED AS OF NOVEMBER 13, 2009

Supplement to Junior Subordinated Indenture dated as of June 6, 2006

FIFTH SUPPLEMENTAL INDENTURE, dated as of November 13, 2009 (this “Fifth Supplemental Indenture”), among CAPITAL ONE FINANCIAL CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), having its principal office at 1680 Capital One Drive, McLean, Virginia 22102 and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association organized and existing under the laws of the United States of America, as successor to The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee (hereinafter called the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have entered into that certain Junior Subordinated Indenture, dated as of June 6, 2006 (the “Indenture”), providing for the issuance from time to time of Securities (as defined in the Indenture);

WHEREAS, pursuant to Section 2.1 and 3.1 of the Indenture, the Company desires to provide for the establishment of a new series of Securities under the Indenture to be known as its 8.875% Junior Subordinated Debt Securities due 2040, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Fifth Supplemental Indenture;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Fifth Supplemental Indenture have been satisfied; and

WHEREAS, all things necessary to make this Fifth Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Securities by the Holders thereof from time to time on or after the date hereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all such Holders, that the Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.

Section 1.2 In addition, the following terms used in this Fifth Supplemental Indenture have the following respective meanings:

“Capital Treatment Event” means the reasonable determination by the Company that, as a result of: (1) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Trust Preferred Securities; (2) any proposed change in such laws or regulations that is announced after the initial issuance of the Trust Preferred Securities; or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying such laws or regulations that is announced after initial issuance of the Trust Preferred Securities, there is more than an insubstantial risk of impairment of the Company’s ability to treat the Trust Preferred Securities as Tier 1 capital (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to the Company; provided, however, that the distribution of the Junior Subordinated Debt Securities in connection with the liquidation of the Trust by the Company shall not in and of itself constitute a Capital Treatment Event unless such liquidation shall have occurred in connection with a Tax Event.

“Company” has the meaning set forth in the Recitals.

“Declaration of Trust” has the meaning set forth in Section 2.1(a) hereof.

“Fifth Supplemental Indenture” has the meaning set forth in the Recitals.

“Federal Reserve” means the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond, or its successor as the Company’s primary federal banking regulator.

“Indenture” has the meaning set forth in the Recitals.

“Junior Subordinated Debt Securities” has the meaning set forth in Section 2.1(a) hereof.

“Non-Acceleration Period” means the period commencing immediately upon the termination of an Extended Interest Payment Period consisting of 10 consecutive semi-annual periods, and ending on the earlier of (i) the Interest Payment Date relating to the 10th consecutive semi-annual period after the semi-annual period during which the Non-Acceleration Period commences, (ii) the redemption of the Junior Subordinated Debt Securities in accordance with the Indenture, and (iii) the Stated Maturity of the Junior Subordinated Debt Securities.

“Tax Event” means the receipt by the Company or the Trust of an opinion of tax counsel (which may be the Company’s counsel or counsel of an Affiliate but not an employee and must be reasonably acceptable to the Institutional Trustee) experienced in such matters (which opinion shall not have been rescinded), to the effect that, as a result of: (1) any amendment to or change in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or becomes effective after the initial issuance of the Trust Preferred Securities; (2) any proposed change in such laws or regulations that is announced after the initial issuance of the Trust Preferred Securities; or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying such laws or regulations that is announced after the initial issuance of the Trust Preferred Securities, there is more than an insubstantial risk that: (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debt Securities; (ii) interest payable by the Company on the Junior Subordinated Debt Securities is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes; or (iii) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties, assessments or other governmental charges.

“Treasury Dealer” means Barclays Capital Inc. (or its successor) or, if Barclays Capital Inc. (or its successor) refuses to act as Treasury Dealer for this purpose or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by the Company for these purposes.

“Treasury Rate” means the semi-annual equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price (calculated in accordance with standard market practice and computed as of the second trading day preceding the date of the redemption).

“Treasury Security” means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the Junior Subordinated Debt Securities being redeemed in a tender offer based on a spread to United States Treasury yields.

“Treasury Price” means the bid-side price for the Treasury Security as of the third trading day preceding the Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York on that trading day and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities,” except that: (1) if that release (or any successor release) is not published or does not contain that price information on that trading day; or (2) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m., New York City time, on that trading day, then the Treasury Price will instead mean the bid-side price for the Treasury Security at or around 3:30 p.m., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the Treasury Dealer through such alternative means as the Treasury Dealer considers to be appropriate under the circumstances.

“Trust” has the meaning set forth in Section 2.1(a) hereof.

“Trust Preferred Securities Guarantee” has the meaning set forth in the Declaration of Trust.

“Trust Preferred Security” has the meaning set forth in the Declaration of Trust.

“Trustee” has the meaning set forth in the Recitals.

ARTICLE II

TERMS OF SERIES OF SECURITIES

Section 2.1 Pursuant to Sections 2.1 and 3.1 of the Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:

(a) Designation. The Securities of this series shall be known and designated as the “8.875% Junior Subordinated Debt Securities due 2040” of the Company (the “Junior Subordinated Debt Securities”). The Junior Subordinated Debt Securities

initially shall be issued to Capital One Capital VI, a Delaware statutory trust (the “Trust”). The Declaration of Trust for the Trust shall be the Amended and Restated Declaration of Trust, dated as of November 13, 2009, among the Company, as Sponsor, BNY Mellon Trust of Delaware, as Delaware Trustee, The Bank of New York Mellon Trust Company, N.A., as Institutional Trustee, and the Administrative Trustees named therein (the “Declaration of Trust”). The guarantee (the “Guarantee”) will be issued pursuant to the Guarantee Agreement, dated as of November 13, 2009, between the Company and The Bank of New York Mellon Trust Company, N.A., as Guarantee Trustee.

(b) Aggregate Principal Amount. The maximum aggregate principal amount of the Junior Subordinated Debt Securities which may be authenticated and delivered under the Indenture and this Fifth Supplemental Indenture is $1,000,010,000 (except for Junior Subordinated Debt Securities authenticated and delivered upon registration of transfer of, or exchange for, or in lieu of, other Junior Subordinated Debt Securities pursuant to Section 3.4, 3.5, 3.6, 9.6 or 11.6 of the Indenture).

(c) Denominations. The Junior Subordinated Debt Securities will be issued only in fully registered form, and the authorized minimum denomination of the Junior Subordinated Debt Securities shall be $1,000 principal amount and any integral multiple thereof.

(d) Maturity. The principal amount of the Junior Subordinated Debt Securities shall be payable in full on May15, 2040, subject to and in accordance with the provisions of the Indenture and this Fifth Supplemental Indenture.

(e) Rate of Interest. The Junior Subordinated Debt Securities will bear interest at the annual rate of 8.875%, payable semi-annually in arrears on May 15 and November 15 of each year (the “Interest Payment Dates,” as defined in the Indenture), commencing May 15, 2010. Interest payments not paid when due will themselves accrue additional interest at the annual rate of 8.875% on the amount of unpaid interest, to the extent permitted by law, compounded semi-annually. The amount of interest payable for any period will be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of interest payable for any period shorter than a full period will be computed on the basis of a 30-day month and, for periods less than a month, the actual number of days elapsed per 30-day month.

(f) To Whom Interest Payable. Interest will be payable to the person in whose name the Junior Subordinated Debt Securities are registered at the close of business on the Regular Record Date next preceding the Interest Payment Date, except that, interest payable on the Stated Maturity of the principal of the Junior Subordinated Debt Securities shall be paid to the Person to whom principal is paid.

(g) Option to Defer Interest Payments. Interest payments on the Junior Subordinated Debt Securities shall be subject to deferral to the extent and in the manner provided in Section 13.1 of the Indenture for one or more Extended Interest Payment Periods of up to ten (10) consecutive semi-annual periods. If the Company has deferred interest payments under this clause (g) for an Extended Interest Payment Period consisting of 10 consecutive semi-annual periods, no interest will be due or payable on the Interest Payment Date relating to the last such semi-annual period, provided, however, that all accrued and unpaid interest (including any Additional Interest) will become due and payable on the next subsequent Interest Payment Date. With respect to each Interest Payment Date, the Company shall deliver to the Trustee written notice of any optional deferral pursuant to this clause (g) at least ten and not more than sixty Business Days prior to such Interest Payment Date (which notice requirement shall be in lieu of, and not in addition to, the notice requirement described in Section 13.2 of the Indenture, which shall not apply to the Junior Subordinated Debt Securities.)

(h) Federal Reserve Approvals. The Company shall notify the Federal Reserve upon the commencement of any Extended Interest Payment Period. In addition, to the extent required under the Federal Reserve’s capital rules, the Company shall obtain the approval of the Federal Reserve prior to exercising any redemption rights in respect of the Junior Subordinated Debt Securities, or dissolving or liquidating the Trust.

(i) Payment of Current Interest. During a Non-Acceleration Period, the Company shall not pay on any Interest Payment Date interest that has accrued on the Junior Subordinated Debt Securities during the semi-annual interest period immediately preceding such Interest Payment Date, unless the Company pays therewith all accrued and unpaid interest (including any Additional Interest) at such time outstanding on the Junior Subordinated Debt Securities, including without limitation interest that has been deferred pursuant to clause (g) above.

(j) Events of Default. An Event of Default with respect to the Junior Subordinated Debt Securities shall be (i) an Event of Default as defined in the Indenture, (ii) a failure to pay principal or premium when due on the Junior Subordinated Debt Securities and (iii) a material breach of a covenant or warranty in the Indenture where the breach continues for 90 days after written notice by the Trustee or Holders of at least 25% of the principal amount of the Junior Subordinated Debt Securities; provided that the nonpayment of interest for so long as and to the extent permitted pursuant to clause (g) above shall not be deemed to be a default in the payment of interest for the purposes of Section 5.1(a) of the Indenture and shall not otherwise be deemed an Event of Default with respect to the Junior Subordinated Debt Securities. Notwithstanding anything in Section 5.2 of the Indenture to the contrary, if one or more of the Events of Default specified in Sections 5.1(b), (c) or (d) occurs, then, and in each and every such case, the principal amount of the Junior Subordinated Debt Securities then Outstanding shall automatically, and without any declaration or other action on the part of the Trustee or any Holder of the Junior Subordinated Debt Securities or any holder of the Trust Preferred Securities, become immediately due and payable.

During a Non-Acceleration Period, upon occurrence of an Event of Default described in Section 5.1(a) of the Indenture, (i) any holder of the Trust Preferred Securities issued by the Trust shall have the right to institute a suit directly against the Company for enforcement of payment to such holder of interest on the Junior Subordinated Debt Securities having a principal amount equal to the aggregate

Liquidation Amount (as defined in the Declaration of Trust for the Trust) of such Trust Preferred Securities held by such holders, and (ii) any such holder shall not have the right to institute a suit against the Company for the payment of principal otherwise provided pursuant to Section 5.7 of the Indenture.

(k) Location of Payment. Payment of the principal of (and premium, if any) and interest on the Junior Subordinated Debt Securities will be made at the corporate trust office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated by the Person entitled thereto as specified in the Securities Register. The office where the Junior Subordinated Debt Securities may be presented or surrendered for payment and the office where the Junior Subordinated Debt Securities may be surrendered for transfer or exchange and where notices and demands to or upon the Company in respect of the Junior Subordinated Debt Securities and the Indenture may be served shall be the Corporate Trust Office. The Trustee shall act as Paying Agent.

(l) Redemption. The Junior Subordinated Debt Securities are redeemable at the option of the Company, subject to the terms and conditions of Article XI of the Indenture and subject to the Company having received prior approval from the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve (i) in whole or in part at the option of the Company on one or more occasions at any time after November 15, 2014, or (ii) in whole but not in part at any time if a Tax Event or a Capital Treatment Event has occurred and is continuing and the Company cannot cure the Tax Event or Capital Treatment Event by some reasonable action, in which case the Company may redeem the Junior Subordinated Debt Securities within 90 days following the occurrence of the Tax Event or Capital Treatment Event. The redemption price of the Junior Subordinated Debt Securities shall be, (A) in the case of a redemption pursuant to clause (i), equal to the greater of (x) 100% of the principal amount of the Junior Subordinated Debt Securities to be redeemed and (y) the present value of scheduled payments of principal and interest from the Redemption Date to May 15, 2040, on the Junior Subordinated Debt Securities to be redeemed, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus a spread of 0.75%, plus, in each case, an amount equal to accrued and unpaid interest thereon to the Redemption Date and (B) in the case of a redemption pursuant to clause (ii), the principal amount of the Junior Subordinated Debt Securities so redeemed plus an amount equal to accrued and unpaid interest thereon to the Redemption Date, in each case payable in cash.

(m) Sinking Fund. The Junior Subordinated Debt Securities shall not be subject to any sinking fund or analogous provisions.

(n) Forms. The Junior Subordinated Debt Securities shall be substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same. The Declaration of Trust shall be substantially in the form of Annex B attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same. The Guarantee Agreement shall be substantially in the form of Annex C attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same.

(o) The subordination provisions of Article XIV of the Indenture shall apply; provided, however, that for the purposes of the Junior Subordinated Debt Securities (but not for the purposes of any other Securities unless specifically set forth in the terms of such Securities), the definition of “Senior Indebtedness” in the Indenture is hereby amended in its entirety to read as follows:

“Senior Indebtedness” means:

(1) the principal, premium, if any, and interest in respect of (a) indebtedness for money borrowed and (b) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by the Company, including the Company’s junior subordinated debentures or guarantees issued in connection with any future traditional trust preferred securities, each of which will rank senior to the Trust Preferred Securities issued by the Trust;

(2) all of the Company’s capital lease obligations;

(3) all of the Company’s obligations issued or assumed as the deferred purchase price of property, all of the Company’s conditional sale obligations and all of its obligations under any title retention agreement, but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business;

(4) all of the Company’s obligations, contingent or otherwise, in respect of any letters of credit, bankers’ acceptances, security purchase facilities, repurchase agreements or similar credit transactions;

(5) all of the Company’s obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, hedging arrangements and other similar agreements;

(6) all obligations of the type referred to in clauses (1) through (5) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and

(7) all obligations of the type referred to in clauses (1) through (6) above of other persons secured by any lien on any of the Company’s property or assets, whether or not such obligation is assumed by the Company;

except that Senior Indebtedness will not include:

(A) except as provided in clause (C), any indebtedness issued after the date hereof under the Indenture that is expressly subordinated to the Junior Subordinated Debt Securities;

(B) the Trust Preferred Securities Guarantee;

(C) any indebtedness or guarantee that is by its terms subordinated to, or ranks equally with, the Junior Subordinated Debt Securities and the issuance of which, in the case of this clause (C) only, (x) has received the concurrence or approval of the staff of the Federal Reserve or (y) does not at the time of issuance prevent the Junior Subordinated Debt Securities from qualifying for Tier 1 capital treatment (irrespective of any limits on the amount of the Company’s Tier 1 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Federal Reserve;

(D) trade accounts payable and other accrued liabilities arising in the ordinary course of business;

(E) the Existing Parity Obligations; and

(F) the junior subordinated debt securities held by Capital One Capital II, Capital One Capital III and Capital One Capital IV.

(p) Dividend Stopper. During any Extended Interest Payment Period or New Equity Settlement Period the Company shall not, and shall not permit any Subsidiary of the Company to, (i) declare or pay any dividends or distributions or redeem, purchase, acquire or make a liquidation payment on any of the Company’s capital stock or the capital stock of its Subsidiaries or (ii) make any payment of principal of or interest or premium, if any, on, or repay, repurchase or redeem, any debt securities of the Company (including other junior subordinated debt securities or other junior subordinated debt) that rank pari passu with or junior in interest to the Junior Subordinated Debt Securities or (iii) make any guarantee payments on any guarantee by the Company of the debt securities of any of its Subsidiaries (including under other guarantees of junior subordinated debt securities or other junior subordinated debt) if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debt Securities, other than, in the case of each of clauses (i), (ii) and (iii), (A) dividends or distributions in capital stock of the Company, (B) payments under the Guarantee with respect to the Trust Preferred Securities and the Common Securities of the Trust, (C) any declaration or payment of a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan or the redemption or repurchase of any such rights pursuant thereto, (D) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants and (E) solely in the case of a Subsidiary of the Company, any declaration of dividends or distributions on the capital stock of such Subsidiary to the Company or one of its Affiliates.

ARTICLE III

[INTENTIONALLY OMITTED]

ARTICLE IV

MISCELLANEOUS

Section 4.1 If any provision of this Fifth Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939 through operation of Section 318(c) thereof, such imposed duties shall control.

Section 4.2 The Article headings herein are for convenience only and shall not effect the construction hereof.

Section 4.3 All covenants and agreements in this Fifth Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 4.4 In case any provision of this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.5 Nothing in this Fifth Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Fifth Supplemental Indenture.

Section 4.6 THIS FIFTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 4.7 The Trustee makes no representations as to the validity or sufficiency of this Fifth Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

* * * *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[The remainder of this page left blank intentionally; the signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, as of the day and year first above written.

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ Stephen Linehan
Name: Title:	Stephen Linehan Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ D.G. Donovan
Name: Title:	D.G. Donovan Vice President

Annex A

Form of Junior Subordinated Debt Securities

[IF THE SECURITY IS TO BE A GLOBAL SECURITY, INSERT - This Security is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depositary or a nominee of a Depositary. This Security is exchangeable for Securities registered in the name of a person other than the Depositary or its nominee only in the limited circumstances described in the Indenture, and no transfer of this Security (other than a transfer of this Security as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary) may be registered except in limited circumstances.

Unless this Security is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any Security issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment hereon is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.]

CAPITAL ONE FINANCIAL CORPORATION

8.875% Junior Subordinated Debt Securities due 2040

No.

$

CUSIP No.

CAPITAL ONE FINANCIAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York Mellon Trust Company, N.A., the Institutional Trustee of CAPITAL ONE CAPITAL VI, or registered assigns, the principal sum of dollars ($) on May 15, 2040. The Company is authorized to direct payments to The Bank of New York Mellon Trust Company, N.A., in its capacity as paying agent under the Declaration of Trust (as defined below), or any other paying agent appointed under the terms of the Declaration of Trust. The Company further promises to pay interest on said principal sum from November 13, 2009 or from the most recent interest payment date (each such date, an “Interest Payment Date”) on which interest has been paid or duly provided for, semi-annually (subject to deferral as set forth herein) in arrears on May 15 and November 15 of each year, commencing May 15, 2010, at the rate of 8.875% per annum, until the principal hereof shall have become due and payable. Interest payments not paid when due will themselves accrue additional interest at the annual rate of 8.875% on the amount of unpaid interest, to the extent permitted by law, compounded semi-

annually. The amount of interest payable for any period will be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of interest payable for any period shorter than a full period will be computed on the basis of a 30-day month period and, for periods less than a month, the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on this Security is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay). However, if the postponement of any payment of interest would cause the date on which such payment was made to fall in the next calendar month, such payment will instead be made on the immediately preceding Business Day. A “Business Day” shall mean any day other than a Saturday, Sunday, or any other day on which banking institutions in New York, New York are authorized or obligated by any applicable law or executive order to close. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be (i) the Business Day next preceding such Interest Payment Date if this Security is issued in the form of a Global Security, or (ii) the first day (whether or not a Business Day) of the month in which such Interest Payment Date occurs if this Security is not issued in the form of a Global Security. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not fewer than ten days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

So long as no Event of Default has occurred and is continuing, the Company shall have the right at any time and from time to time during the term of this Security to defer payment of interest on this Security for up to ten consecutive semi-annual interest payment periods with respect to each deferral period (each an “Extended Interest Payment Period”), but shall pay all interest then accrued and unpaid (together with interest thereon to the extent permitted by applicable law, compounded semi-annually at the rate specified in this Security) on the first Interest Payment Date following the termination of such Extended Interest Payment Period; provided, however, that no Extended Interest Payment Period shall extend beyond the Stated Maturity of the principal of this Security. Upon termination of any such Extended Interest Payment Period and upon the payment of all accrued and unpaid interest (including any Additional Interest) then due, the Company may elect to begin a new Extended Interest Payment Period, subject to the above requirements. No interest shall be due and payable during an Extended Interest Payment Period except on the first Interest Payment Date thereafter.

During a Non-Acceleration Period (as defined in the Indenture), the Company shall not pay on any Interest Payment Date interest that has accrued on this Security during the semi-annual interest period immediately preceding such Interest Payment Date, unless the Company pays therewith all accrued and unpaid interest (including any Additional Interest) at such time outstanding on this Security, including without limitation accrued and unpaid interest that has been deferred pursuant to the provisions described in the preceding two paragraphs.

Unless the Company has paid all accrued and payable interest on this Security, the Company shall not, and shall not permit any Subsidiary of the Company to, (i) declare or pay any dividends or distributions or redeem, purchase, acquire or make a liquidation payment on any of the Company’s capital stock or the capital stock of its Subsidiaries or (ii) make any payment of principal of or interest or premium, if any, on, or repay, repurchase or redeem any debt securities of the Company (including other junior subordinated debt securities or other junior subordinated debt) that rank pari passu with or junior in interest to the Junior Subordinated Debt Securities or (iii) make any guarantee payments on any guarantee by the Company of the debt securities of any of its Subsidiaries (including under other guarantees of junior subordinated debt securities or other junior subordinated debt) if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debt Securities, other than, in the case of each of clauses (i), (ii) and (iii), (A) dividends or distributions in capital stock of the Company, (B) payments under the Guarantee with respect to the Trust Preferred Securities and the Common Securities of the Trust, (C) any declaration or payment of a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan or the redemption or repurchase of any such rights pursuant thereto, (D) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants and (E) solely in the case of a Subsidiary of the Company, any declaration of dividends or distributions on the capital stock of such Subsidiary to the Company or one of its Affiliates.

Payment of principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated in writing at least 15 days before the relevant Interest Payment Date by the Person entitled thereto as specified in the Securities Register.

The Securities are not deposits or savings accounts. The Securities are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency or instrumentality. The Securities are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinated and subject in right of payments to the prior payment in full of all Senior Indebtedness (as such definition is modified in the Fifth Supplemental Indenture with respect to this Security), and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the

Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is made hereby to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

CAPITAL ONE FINANCIAL CORPORATION

By:
Name:
Title:

Attest:

Name:
Title:

Dated: November     , 2009

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a Junior Subordinated Indenture, dated as of June 6, 2006, as supplemented by the Fifth Supplemental Indenture, dated as of November 13, 2009 (herein together called the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount of $1,000,010,000, issuable on one or more occasions.

All terms used in this Security that are defined in the Indenture or in the Amended and Restated Declaration of Trust, dated as of November 13, 2009 (the “Declaration of Trust”), for CAPITAL ONE CAPITAL VI, among Capital One Financial Corporation, as Sponsor, and the Trustees named therein, shall have the meanings assigned to them in the Indenture or the Declaration of Trust, as the case may be.

The Company may at any time, at its option, and subject to the terms and conditions of Article XI of the Indenture and Section 2.1(l) of the Fourth Supplemental Indenture, and subject to prior approval by the Board of Governors of the Federal Reserve System if then required, redeem this Security in whole or in part at any time after November 15, 2014, without premium or penalty, at a redemption price equal to the greater of (x) 100% of the principal amount of the Junior Subordinated Debt Securities to be redeemed and (y) the present value of scheduled payments of principal and interest from the Redemption Date to May 15, 2040, on the Junior Subordinated Debt Securities to be redeemed, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate (as defined below) plus a spread of 0.75%, in each case, plus an amount equal to accrued and unpaid interest thereon to the Redemption Date.

For purposes of the above:

“Treasury Rate” means the semi-annual equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price (calculated in accordance with standard market practice and computed as of the second trading day preceding the Redemption Date);

“Treasury Security” means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the Junior Subordinated Debt Securities being redeemed in a tender offer based on a spread to United States Treasury yields;

“Treasury Price” means the bid-side price for the Treasury Security as of the third trading day preceding the Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York on that trading day and designated

“Composite 3:30 p.m. Quotations for U.S. Government Securities,” except that: (1) if that release (or any successor release) is not published or does not contain that price information on that trading day; or (2) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m., New York City time, on that trading day, then the Treasury Price will instead mean the bid-side price for the Treasury Security at or around 3:30 p.m., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the Treasury Dealer through such alternative means as the Treasury Dealer considers to be appropriate under the circumstances; and

“Treasury Dealer” means Barclays Capital Inc. (or its successor) or, if Barclays Capital Inc. (or its successor) refuses to act as Treasury Dealer for this purpose or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by the Company for these purposes.

Upon the occurrence and during the continuation of a Tax Event or a Capital Treatment Event in respect of a Trust, the Company may, at its option, at any time within 90 days of the occurrence of such Tax Event or Capital Treatment Event redeem this Security, in whole but not in part, subject to the provisions of Article XI of the Indenture, at a redemption price equal to the principal amount of the Junior Subordinated Debt Securities so redeemed plus an amount equal to accrued and unpaid interest thereon, including Additional Interest, if any, to the Redemption Date. In the event of redemption of this Security in part only, a new Security or Securities of this series for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities of each series affected at the time outstanding, as defined in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Securities; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity of any Securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the Holder of each Security so affected, or (ii) reduce the aforesaid percentage of Securities, the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holders of each Security then outstanding and affected thereby. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of any series at the time outstanding affected thereby, on behalf of all of the Holders of the Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and any past default in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to such series, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any of the Securities of such series. Any such consent or waiver by the registered Holder of this Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Security and of any Security issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Securities of this series at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less that 25% in principal amount of the Outstanding Securities of this series may declare the principal amount of all the Securities of this series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), provided that, in the case of the Securities of this series issued to a Trust, if upon an Event of Default (other than any Event of Default due to non payment of interest on any Interest Payment Date during a Non-Acceleration Period), the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of this series fails to declare the principal of all the Securities of this series to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount of the Trust Preferred Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee; and upon any such declaration the principal amount of and the accrued interest (including Additional Interest) on all the Securities of this series shall become immediately due and payable, provided that the payment of principal and interest (including Additional Interest) on such Securities shall remain subordinated to the extent provided in Article XIV of the Indenture and Section 2.1(o) of the Fifth Supplemental Indenture.

Subject to the provisions of the Indenture, if the Company fails to pay all accrued and unpaid interest on the Outstanding Securities within 30 days following an Extended Interest Payment Period of five years, such failure shall constitute an Event of Default under the Indenture; however, prior to the expiration of ten consecutive years after the commencement of an Extended Interest Payment Period, the occurrence of such an Event of Default shall not entitle the Trustee or the Holders of the Outstanding Securities to declare the principal amount of the Outstanding Securities immediately due and payable. Instead, the Trustee and the Holders shall, prior to the earlier of (i) the Stated Maturity of the Securities and (ii) the expiration of ten consecutive years after the commencement of such Extended Interest Payment Period, only have the right to seek payment of such interest.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed (subject to the deferral rights of the Company described in the Indenture).

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Indenture duly endorsed by, or accompanied by written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration or transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of or the interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and in any multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for like aggregate principal amount of Securities of such series of a different authorized denomination, as requested by the Holder surrendering the same.

The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires beneficial interest in, this Security agree that for United States federal, state and local tax purposes it is intended that this Security constitute indebtedness.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

This is one of the Securities referred to in the mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

Dated: November     , 2009

Annex B

Declaration of Trust

B-1

Annex C

Guarantee Agreement

C-1